Filer:
  Company Data:
    Company Name: Campbell Strategic Allocation Fund, L.P.

    IRS Number: 52-1823554
    State of Incorporation: Delaware
    Fiscal Year End: 12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type: 424B3
      SEC File Number: 333-61274



                    CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                            MONTHLY REPORT - MAY 2005
                                ---------------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,542,800.032 units) at April 30, 2005       $ 4,100,893,237
Additions of 16,193.308 units on May 31, 2005                      45,135,994
Redemptions of (24,515.851) units on May 31, 2005                 (68,333,769)
Offering Costs                                                       (883,338)
Net Income (Loss) - May 2005                                      200,276,402
                                                              ---------------

Net Asset Value (1,534,477.489 units) at May 31, 2005         $ 4,277,088,526
                                                              ===============

Net Asset Value per Unit at May 31, 2005                      $      2,787.33
                                                              ===============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $    80,081,522
    Change in unrealized                                           27,714,072
  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                          109,628,183
  Interest income                                                   9,520,568
                                                              ---------------

                                                          226,944,345
                                                      ---------------

Expenses:
  Brokerage fee                                            26,412,532
  Performance fee                                                   0
  Operating expenses                                          255,411
                                                      ---------------

                                                           26,667,943
                                                      ---------------

Net Income (Loss) - May 2005                          $   200,276,402
                                                      ===============



                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2005              $      2,787.33

Net Asset Value per Unit on April 30, 2005            $      2,658.08

Unit Value Monthly Gain (Loss) %                                 4.86%

Fund 2005 calendar YTD Gain (Loss) %                             1.52%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

Political and economic events surprise and reward...

May performance was strong, with sharply higher returns across a broad spectrum of our programs, resulting in positive year-to-date returns as of the end of the month.

The breakdown of the EU constitutional ratification process was a key development causing investors to readjust their expectations for the Euro.

Investor demand for the US Dollar pushed the greenback to its highest levels since before the US elections contributing to positive returns in the currency sector.

The fixed income sector was our best performer in May. Sustained strength at the long end of the yield curve in the face of Fed tightening continues to confound a large part of the investment community. And while recent economic reports have been ambiguous, traders managed to push the benchmark US 10-year Treasury yield once again below 4%; such a low level is surprising this late in the cycle but the move has been persistent enough for our models to benefit.

The markets' sharp response to economic and political events during the course of the May evidenced a certain degree of investor surprise. We, however, remain confident in our systematic approach and committed to the discipline that has allowed us to deliver attractive risk-adjusted returns over time.

If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO